Exhibit 99.1

Press Release	II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, Pennsylvania 16056 Telephone (724) 352-4455

Release Date: August 7, 2007	Contact:	Craig A. Creaturo Chief Financial Officer and Treasurer (724) 352-4455 ccreaturo@ii-vi.com Homepage: www.ii-vi.com

II-VI INCORPORATED

REPORTS RECORD FOURTH QUARTER REVENUES,

FISCAL YEAR BOOKINGS, REVENUES AND

EARNINGS PER SHARE SET NEW RECORDS

PITTSBURGH, PA., August 7, 2007 — II-VI Incorporated (NASDAQ NGS: IIVI) today reported results for its fourth quarter and fiscal year ended June 30, 2007. Revenues for the quarter increased 11% to a record $71,971,000 from $64,944,000 in the fourth quarter of last fiscal year. Revenues for the year ended June 30, 2007 increased 13% to a record $263,195,000 from $232,525,000 last fiscal year.

Net earnings for the quarter were $11,309,000 or $0.37 per share-diluted. These results compare with a net loss of $8,585,000 or $0.29 loss per share-diluted in the fourth quarter of last fiscal year. For the fiscal year ended June 30, 2007, net earnings were $37,966,000 or $1.25 per share-diluted. This compares with net earnings of $10,794,000 or $0.36 per share-diluted last fiscal year. Net earnings for the fourth quarter and fiscal year ended June 30, 2006 included a non-cash goodwill impairment charge of $17,630,000. Net earnings for the fourth quarter of last fiscal year excluding the goodwill impairment charge were $9,045,000 or $0.31 per share diluted. Net earnings for last fiscal year excluding the goodwill impairment charge were $28,424,000 or $0.95 per share diluted.

Bookings for the quarter increased 22% to $71,480,000 compared to $58,813,000 in the fourth quarter of last fiscal year. Bookings for the year ended June 30, 2007 increased 13% to a record $274,506,000 from $242,252,000 last fiscal year. Bookings are defined as customer orders received that are expected to be converted into revenues during the next 12 months.

The Company also announced further details of its recent acquisition of Pacific Rare Specialty Metals & Chemicals, Inc. (PRM) which was completed on June 26, 2007. II-VI acquired substantially all of the equity interests in PRM in a cash transaction. PRM is a Philippines-based producer and refiner of selenium and tellurium metals and chemicals which will continue to service its customers while beginning to supply selenium and tellurium to certain II-VI businesses. PRM is now an operating unit within II-VI’s Military and Materials business segment, reporting to Jim Martinelli, Vice President of II-VI.

The accompanying condensed consolidated balance sheet as of June 30, 2007 includes the opening balance sheet of PRM as of that date. PRM will be included in the Company’s results of operations for fiscal year 2008.

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II-VI Incorporated

August 7, 2007

The Company’s guidance for the fiscal year ending June 30, 2008 contained in this press release includes revenue in excess of $20 million as well as positive earnings contributions from PRM.

Francis J. Kramer, president and chief executive officer said, “Results for the fourth fiscal quarter exceeded previous guidance as II-VI achieved strong EBITDA performance on record quarterly revenues. Each of our markets showed good strength which resulted in robust bookings for future delivery. In our Infrared Optics segment we made good progress in adding needed material growth capacity.”

Kramer continued, “Our successful fiscal year 2007 was marked by solid organic bookings, increased revenue, improved operational performance and international investments that will support the Company’s growth strategies. As our guidance indicated, we expect fiscal year 2008 to be another year of growth and profitability in both our existing business and in PRM.”

Segment Information

The following segment information includes segment earnings (defined as earnings before income taxes, interest expense and other income or expense, net). Management believes segment earnings are a useful performance measure because they reflect the results of segment performance over which management has direct control.

	Three Months Ended June 30,			Year Ended June 30,
	2007	2006	% Increase (Decrease)	2007	2006	% Increase (Decrease)
Bookings:
Infrared Optics	$35,716	$31,280	14%	$134,569	$122,242	10%
Near-Infrared Optics	8,097	9,380	(14)%	49,518	41,736	19%
Military and Materials	9,984	6,964	43%	30,341	27,492	10%
Compound Semiconductor Group	17,683	11,189	58%	60,078	50,782	18%

Total Bookings	$71,480	$58,813	22%	$274,506	$242,252	13%

Revenues:
Infrared Optics	$35,120	$32,444	8%	$132,772	$120,414	10%
Near-Infrared Optics	15,148	11,101	36%	50,253	33,968	48%
Military and Materials	7,394	7,578	(2)%	27,108	29,384	(8)%
Compound Semiconductor Group	14,309	13,821	4%	53,062	48,759	9%

Total Revenues	$71,971	$64,944	11%	$263,195	$232,525	13%

Segment (Loss) Earnings:
Infrared Optics	$9,248	$7,852	18%	$35,662	$34,505	3%
Near-Infrared Optics	2,458	1,292	90%	6,805	2,084	227%
Military and Materials	714	(17,025)	N/A	2,523	(17,520)	N/A
Compound Semiconductor Group	1,457	1,452	0%	3,322	1,861	79%

Total Segment Earnings (Loss)	$13,877	$(6,429)	N/A	$48,312	$20,930	131%

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II-VI Incorporated

August 7, 2007

Outlook

For the first fiscal quarter ending September 30, 2007, the Company currently forecasts revenues to range from $72.0 million to $75.0 million and earnings per share to range from $0.28 to $0.32. Comparable results for the quarter ended September 30, 2006 were revenues of $60.8 million and earnings per share of $0.25. The first fiscal quarter tends to be the lowest revenue quarter of the fiscal year due to slight seasonality of European sales. For the fiscal year ending June 30, 2008, the Company expects revenues to range from $307 million to $317 million and earnings per share to range from $1.36 to $1.46. Results for the year ended June 30, 2007 were revenues of $263 million and earnings per share of $1.25.

As discussed in more detail below, actual results may differ from these forecasts due to various factors including, but not limited to, changes in product demand, competition and general economic conditions.

Webcast Information

The Company will host a conference call at 9:00 a.m. Eastern Time on Tuesday, August 7, 2007 to discuss these results. The conference call will be broadcast live over the internet and can be accessed by all interested parties from the Company’s web site at www.ii-vi.com as well as at http://www.videonewswire.com/event.asp?id=41221. Please allow extra time prior to the call to visit the site and, if needed, to download the media software required to listen to the internet broadcast. A replay of the webcast will be available for 2 weeks following the call.

About II-VI Incorporated

II-VI Incorporated, the worldwide leader in crystal growth technology, is a vertically-integrated manufacturing company that creates and markets products for a diversified customer base including industrial manufacturing, military and aerospace, medical radiology, high- power electronics and telecommunications, and thermoelectronics applications. Headquartered in Saxonburg, Pennsylvania, with manufacturing, sales, and distribution facilities worldwide, the Company produces numerous crystalline compounds including zinc selenide for infrared laser optics, cadmium zinc telluride for gamma radiation detectors, silicon carbide for high-power electronic and microwave applications, and bismuth telluride for thermoelectric coolers.

The Company’s infrared optics business, II-VI Infrared, manufactures optical and opto-electronic components for industrial laser and thermal imaging systems. The Company’s near-infrared optics business, VLOC, manufactures near-infrared and visible light products for industrial, scientific, military and medical instruments and laser gain materials and products for solid-state YAG and YLF lasers. In the Company’s military and materials business, the military infrared optics business, Exotic Electro-Optics (EEO), manufactures infrared products for military applications and the materials business, Pacific Rare Specialty Metals & Chemicals, is a producer and refiner of selenium and tellurium metals and chemicals. In the Company’s Compound Semiconductor Group, the eV PRODUCTS division manufactures and markets solid-state x-ray and gamma-ray sensor products and materials for use in medical, industrial, environmental, scientific and homeland security applications; the Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries; the Marlow Industries, Inc. subsidiary designs and manufactures thermoelectric cooling and power generation solutions for use in defense, space, photonics, telecommunications, medical, consumer and industrial markets; and, the Advanced Materials Development Center (AMDC) provides expertise in materials development, process development, and manufacturing scale up.

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II-VI Incorporated

August 7, 2007

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: the failure of any one or more of the assumptions stated above to prove to be correct; (i) the risks relating to forward-looking statements and other “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006; (ii) purchasing patterns from customers and end-users; (iii) timely release of new products, and acceptance of such new products by the market; (iv) the introduction of new products by competitors and other competitive responses; and/or (v) the Company’s ability to devise and execute strategies to respond to market conditions.

CONTACT: Craig A. Creaturo, Chief Financial Officer and Treasurer of II-VI Incorporated, 724-352-4455, or e-mail, ccreaturo@ii-vi.com.

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II-VI Incorporated and Subsidiaries

Condensed Consolidated Statements of Earnings (Unaudited)

(000 except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2007	2006	2007	2006
Revenues

Net sales	$68,027	$62,226	$250,366	$222,825
Contract research and development	3,944	2,718	12,829	9,700

Total Revenues	71,971	64,944	263,195	232,525

Costs, Expenses, Other (Income) Expense

Cost of goods sold	$39,675	$36,181	$143,754	$131,858
Contract research and development	2,986	2,077	9,629	7,129
Internal research and development	1,960	1,413	6,436	6,894
Selling, general and administrative	13,473	14,072	55,064	48,084
Interest expense	134	477	1,007	1,790
Other (income) expense, net	(639)	(633)	(2,602)	(2,195)
Goodwill impairment charge	—	17,630	—	17,630

Total Costs, Expenses, Other (Income) Expense	57,589	71,217	213,288	211,190

Earnings (Loss) Before Income Taxes	14,382	(6,273)	49,907	21,335

Income Taxes	3,073	2,312	11,941	10,541

Net Earnings (Loss)	$11,309	$(8,585)	$37,966	$10,794

Diluted Earnings (Loss) Per Share	$0.37	$(0.29)	$1.25	$0.36

Average Shares Outstanding – Diluted	30,385	29,247	30,288	29,901

II-VI Incorporated and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(000)

	June 30, 2007	June 30, 2006
Assets

Current Assets
Cash and cash equivalents	$33,318	$26,885
Accounts receivable, net	47,724	42,122
Inventories	59,857	48,454
Deferred income taxes	9,279	7,561
Other current assets	2,434	2,611

Total Current Assets	152,612	127,633

Property, Plant & Equipment, net	85,639	77,713
Goodwill	24,489	23,293
Other Intangible Assets, net	13,920	14,968
Investments	6,982	2,437
Other Assets	4,982	4,252

Total Assets	$288,624	$250,296

Liabilities and Shareholders’ Equity

Current Liabilities
Accounts payable	$14,099	$9,540
Current portion of long-term debt	55	7,553
Other current liabilities	29,595	27,942

Total Current Liabilities	43,749	45,035
Long-Term Debt—less current portion	14,940	23,614

Other Liabilities, primarily deferred income taxes	10,495	11,056
Shareholders’ Equity	219,440	170,591

Total Liabilities and Shareholders’ Equity	$288,624	$250,296

II-VI Incorporated and Subsidiaries

Other Selected Financial Information

($000 except per share data)

The following other selected financial information includes earnings before interest, income taxes, depreciation and amortization (EBITDA). Management believes EBITDA is a useful performance measure because it reflects operating profitability before certain non-operating expenses and non-cash charges.

Other Selected Financial Information

	Three Months Ended June 30,		Year Ended June 30,
	2007	2006	2007	2006
EBITDA	$19,163	$(1,459)	$67,548	$38,909
EBITDA excluding goodwill impairment charge	$19,163	$16,171	$67,548	$56,539
Cash paid for capital expenditures	$6,347	$2,940	$20,184	$15,624
Net borrowings (payments) on indebtedness	$798	$(5,888)	$(15,992)	$(13,701)
Incentive stock option and performance share compensation expense, pre-tax	$1,095	$771	$3,358	$2,407
Cash paid for shares repurchased through the Company’s stock repurchase program	$—	$3,499	$502	$5,221
Shares repurchased through the Company’s stock repurchase program	—	187,000	19,500	283,100

Reconciliation of Segment (Loss) Earnings and EBITDA to Earnings (Loss) Before Income Taxes	Three Months Ended June 30,		Year Ended June 30,
	2007	2006	2007	2006
Total Segment Earnings (Loss)	$13,877	$(6,429)	$48,312	$20,930
Interest expense	134	477	1,007	1,790
Other (income) expense, net	(639)	(633)	(2,602)	(2,195)

Earnings (Loss) before income taxes	$14,382	$(6,273)	$49,907	$21,335

EBITDA	$19,163	$(1,459)	$67,548	$38,909
Interest expense	134	477	1,007	1,790
Depreciation and amortization	4,647	4,337	16,634	15,784

Earnings (Loss) before income taxes	$14,382	$(6,273)	$49,907	$21,335

II-VI Incorporated and Subsidiaries

Other Selected Financial Information

($000 except per share data)

The Company recorded a non-cash goodwill impairment charge in the fourth quarter of fiscal year 2006. This press release contains non-GAAP measures which adjust prior year net earnings (loss) and diluted earnings (loss) per share to exclude the impact of this charge. The presentation of this non-GAAP measure is intended to enhance the usefulness of the financial information by providing measures which the Company’s management uses internally to evaluate the Company’s performance. A reconciliation of net earnings (loss) and diluted earnings (loss) per share follows:

	Three Months Ended June 30,		Year Ended June 30,
Reconciliation of Other Non-GAAP Measures	2007	2006	2007	2006
Net Earnings, as adjusted	$11,309	$9,045	$37,966	$28,424
Less: Goodwill impairment charge	—	17,630	—	17,630

Net Earnings (Loss), as reported	$11,309	$(8,585)	$37,966	$10,794

Diluted Earnings per share, as adjusted	$0.37	$0.31	$1.25	$0.95
Less: Goodwill impairment charge	—	0.60	—	0.59

Diluted Earnings (Loss) per share, as reported	$0.37	$(0.29)	$1.25	$0.36

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